EFFECTIVE AUGUST 23, 2004 UNITED STATES SECURITIES AND EXCHANGE COMMISSION	OMB APPROVAL
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             September 27, 2004

SOUTHWEST CASINO CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50572	87-0686721
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Killebrew Drive, Suite 306, Minneapolis, MN 55425
(Address of principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code     952-853-9990

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a.12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFT 240.13e-4(c))

Item 5.03 Change in Fiscal Year

(b)           On September 27, 2004, the Board of Directors of Southwest Casino Corporation adopted a resolution by unanimous written consent changing its fiscal year end from March 31 to December 31. Under our Bylaws, our fiscal year is established by resolution of the Board of Directors. In connection with our recent reorganization, on or before October 5, 2004, we will file an amendment to the Current Report on Form 8-K, which included information under Form 10-SB, that we filed on August 6, 2004. This amendment will include financial statements for the period ending June 30, 2004, including pro forma financial statements covering the transition period from our former March 31 fiscal year end to our December 31 fiscal year end.

As previously reported, on July 22, 2004, Lone Moose Adventures, Inc. (now Southwest Casino Corporation), Lone Moose Acquisition Corporation, a wholly-owned subsidiary of Lone Moose, and Southwest Casino and Hotel Corp., consummated a reorganization.  In the reorganization, Lone Moose Acquisition merged with and into Southwest Casino and Hotel Corp.  Southwest Casino and Hotel Corp. was the surviving corporation in that merger and became a wholly-owned subsidiary of Lone Moose, which changed its name to Southwest Casino Corporation and relocated its corporate headquarters to Minneapolis, Minnesota. Southwest Casino and Hotel Corp. is now a wholly-owned operating subsidiary of Southwest Casino Corporation. Southwest Casino and Hotel Corp. has operated on a December 31 fiscal year end since its inception in 1992.

Immediately after completing the reorganization, Southwest Casino Corporation sold substantially all the assets of the prior adventure tour business to the founding shareholders of Lone Moose.  Southwest Casino Corporation is no longer engaged in any aspect of the prior business of Lone Moose, which had operated previously on a March 31 fiscal year end.

Because the business of Southwest Casino and Hotel Corp. is our ongoing business, the Board of Directors determined it was in our best interest to adopt the December 31 fiscal year end as our fiscal year end.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST CASINO CORPORATION

Date: September 28, 2004

/s/ Thomas E. Fox
Thomas E. Fox, President